Exhibit 23.3

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Vaalco Energy, Inc. to the references to our firm and to the use of its reserve reports as of January 1, 2004 setting forth the interests of Vaalco Energy, Inc. and its subsidiaries relating to the estimated quantities of such companies’ proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons Executive Vice President

Houston, Texas

December 22, 2004